EXHIBIT 8.1

LIST OF SUBSIDIARIES

All subsidiaries do business under their legal name.

Name of Company	Place and date of incorporation/establishment	Attributable equity interest held	Principal activities

Actions Semiconductor Co., Ltd. ("Actions Semiconductor Mauritius")	Republic of Mauritius ("Mauritius") November 16, 2001	100%	Investment holding

Actions Semiconductor Co., Ltd. ("Actions Semiconductor Zhuhai")	PRC December 28, 2001	100%	Design and manu- facture of system-on-a-chip products

Shanghai Actions Semiconductor Co., Ltd. ("Actions Semiconductor Shanghai ")	PRC March 27, 2008	100%	Design and manu- facture of system-on-a-chip products

Actions Technology (HK) Company Limited ("Actions Hong Kong")	Hong Kong January 13, 1999	100%	Trading of system-on-a-chip products

Actions Microelectronics Co., Ltd.	Hong Kong August 17, 2007	100%	Trading of system-on-a-chip products and investment holding

Artek Microelectronics (HK) Co., Limited	Hong Kong January 16, 2006	100%	Trading of system-on-a-chip products and investment holding

Artek Microelectronics Co., Ltd. ("Artek Microelectronics Shenzhen")	PRC March 14, 2006	100%	Design and manu- facture of system-on-a-chip products

Actions Capital Investment Inc.	The BVI February 10, 2006	100%	Investment holding

Actions Capital Investment (Malaysia) Inc. Co., Ltd. ("Actions Malaysia ")	Republic of Malaysia January 13, 2009	100%	Inactive

Mavrix Technology, Inc. (“Mavrix”)	Cayman Islands June 20, 2006	93.40%	Investment holding

Mavrix Technology (H.K.) Co., Limited (“Mavrix HK”)	Hong Kong August 17, 2007	93.40%	Manufacturing and trading of system-on-a-chip products

Shanghai Mavrix Electronics, Ltd. (“Mavrix Shanghai”)	PRC October 23, 2006	93.40%	Design and manufacture of system-on-a-chip products